UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2005

TASKER CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-32019	88-0426048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

39 Old Ridgebury Road, Suite 14, Danbury, CT 06810-5116
(Address of principal executive offices, including zip code)

(203) 730-4350
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A supplements the information on the Current Report on Form 8-K previously filed by the Registrant with the Securities and Exchange Commission on December 8, 2005. The Form 8-K filed on December 8, 2005 reported that the Registrant had initiated an internal investigation of its accounts receivable and revenues for the quarter ended September 30, 2005. This Amendment No. 1 supplements that information by providing the results of the internal investigation.

Item 8.01 Other Events

On December 7, 2005, Tasker Capital Corp. announced that it had initiated an internal investigation of its accounts receivable and revenues for the quarter ended September 30, 2005. The Company reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively in its quarterly report on Form 10-QSB for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005 (the “Form 10-QSB”). The Company also reported accounts receivable, net as of September 30, 2005 of $1,469,723. As a result of the investigation, the Company discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of the Company’s Unifresh™ Footbath product, a product the Company acquired in July 2005 when it purchased certain assets of pHarlo Citrus Technologies, Inc. and associated companies. The Company’s investigation found no accounting issues associated with the revenues reported with respect to sales of its Close Call™ product.

During its investigation, the Company discovered that revenues recorded for the three and nine month periods, and the period since inception, included: $86,480 that represented consignment sales; $196,250 that was erroneously invoiced to a customer due to miscommunications between the customer, the Coast to Coast salesmen and administrative personnel of Coast to Coast; $24,645 that represented replacement product; and $10,785 that represented a combination of samples, and price and miscellaneous adjustments.

The effect of these accounting discrepancies is as follows:

•
Revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005 should have been $1,128,125, $1,433,393, and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in the Form 10-QSB.

•
Net Loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in the Form 10-QSB. Net Loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in the Form 10-QSB.

•
Net Loss per Common Share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in the Form 10-KSB at $0.05 and $0.16, respectively. Net Loss per Common Share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02.

•
Accounts receivable, net, Total current assets and Total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in the Form 10-QSB.

•	There is no effect on cash flows for the nine months ended September 30, 2005 or for the period from inception to September 30, 2005.

In response to the findings of the internal investigation, the Company’s management has implemented several new internal controls, including the following:

•	Company management has had several training sessions with the sales force of its subsidiary, Coast to Coast.

•
The Company’s finance department has disseminated written procedures and policies to all of the Company’s salespersons, including procedures that require, in certain circumstances, that sales made by Coast to Coast salespersons be reconfirmed by the Company’s Director of Logistics.

•	The Company’s finance department has instituted a policy regarding the provision of samples to the Company’s customers.

Independent of the investigation and subsequent to the filing of the Form 10-QSB, the Company received $225,273 in returned Unifresh™ Footbath product, the revenue for which was reported in the Form 10-QSB. The product was returned due to unsatisfactory product performance. The Company determined that the customers’ water source had an abnormally high alkaline content, which negatively affected the performance of Unifresh™ Footbath. The Company issued corresponding credit memos to the respective customers in December 2005, which will be reflected in the Company’s fiscal year end financial statements. The Company now makes available a neutralizing agent that reduces the alkalinity in water and restores the efficacy of its Unifresh™ Footbath product.

The Company has previously stated to investors that it believes that the pHarlo technology is unique and highly effective; however, this technology is still in the development stage and therefore test results, rather than revenues, are a more meaningful indicator of the Company’s progress in the near term. Given the collective amount of the adjustments relative to the net loss as reported in the Form 10-QSB of $3.9 million and $10.9 million for the three and nine month periods ended September 30, 2005, respectively, and the aggregate net loss of $18.7 million since the Company’s inception, the Company’s management maintains that the Company is still in the development stage and, as such, revenue generated heretofore and in the immediate future are not a reflection of the Company’s commercial potential.

While the Company’s management believes that the filing of this Form 8-K/A is proper and adequate disclosure regarding the Company’s internal investigation, the Company will, nonetheless, voluntarily amend the Form 10-QSB as soon as reasonably practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASKER CAPITAL CORP. (Registrant)

Date: January 20, 2006	By:	/s/ Robert D. Jenkins
Robert D. Jenkins
Chief Financial Officer